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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  August 27, 1999



                       Cogeneration Corporation of America
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             (Exact name of registrant as specified in its charter)



         Delaware                       1-9208                   59-2076187
     (State or other            (Commission File Number)       (IRS Employer
jurisdiction of incorporation)                            Identification Number)




One Carlson Parkway, Suite 240, Minneapolis, Minnesota                55447-4454
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       (Address of principal executive offices)                       (Zip Code)


               Registrant's telephone number, including area code:
                                 (612) 745-7900


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          (Former name or former address, if changed since last report)


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Item 5.  Other Events

                  On August 26, 1999, Cogeneration Corporation of America ("CogenAmerica") entered into a definitive merger agreement for Calpine Corporation ("Calpine") to acquire all outstanding shares of CogenAmerica's common stock, other than those to be retained by NRG Energy ("NRG"), for a cash purchase price of $25.00 per share. NRG, which currently owns approximately 45.3% of CogenAmerica's outstanding common stock will retain an approximate 20% interest in CogenAmerica following completion of the acquisition and will receive $25.00 per share for the remainder of its shares.

         CogenAmerica's Independent Committee of the Board of Directors, whose members have no affiliation with NRG, and its Board of Directors have each unanimously approved the merger agreement. The transaction is subject to various regulatory approvals and approval by 66 2/3% of shareholders of CogenAmerica. NRG has agreed to vote its shares in favor of the transaction. The merger is anticipated to close during the fourth quarter of 1999. Donaldson, Lufkin & Jenrette is serving as financial advisor to CogenAmerica in this transaction.


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Exhibits

Exhibit
Number            Description
------            -----------

2.1 Agreement and Plan of Merger dated August 26, 1999 among Calpine Corporation, Calpine East Acquisition Corporation and Cogeneration Corporation of America.

99.1 News release announcing the execution of a definitive agreement among Calpine Corporation, Calpine East Acquisition Corporation and Cogeneration Corporation of America.


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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          COGENERATION CORPORATION OF AMERICA



                          By:    /s/ Timothy P. Hunstad
                             ---------------------------------------------------
                          Name:      Timothy P. Hunstad
                          Title:     Vice President and Chief Financial Officer


                          Date: September 1, 1999



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                                  Exhibit Index


Exhibit
Number            Description
------            ----------

2.1 Agreement and Plan of Merger dated August 26, 1999 among Calpine Corporation, Calpine East Acquisition Corporation and Cogeneration Corporation of America.

99.1 News release announcing the execution of a definitive agreement among Calpine Corporation, Calpine East Acquisition Corporation and Cogeneration Corporation of America.